UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to ss.240.14a-12


                                    EGL, Inc.
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                (Name of Registrant as Specified In Its Charter)


                                 James R. Crane
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:


[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

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INTERESTS OF JAMES R. CRANE IN THE MERGER

In connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 18, 2007, by and among Talon Holdings LLC ("Parent"), Talon Acquisition Co. ("Acquisition Co.") and EGL, Inc. (the "Company"), James R. Crane has made certain statements that may deemed to constitute the solicitation of proxies from the shareholders of the Company in favor of the proposed merger. Information about James R. Crane is set forth below and in the proxy statement for the 2006 Annual Meeting of Shareholders of the Company, which was filed with the SEC on April 14, 2006. Additional information regarding the interests of Mr. Crane may be obtained by reading the proxy statement related to the merger when it is filed by the Company.

In addition to such information, in connection with any statements previously made by Mr. Crane, and any statements that he makes in the future, that may be deemed to constitute the solicitation of proxies from the shareholders of the Company, you should be aware that Mr. Crane has interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include the following:

Equity Ownership and Equity Rollover.

As reflected in the Schedule 13D filed by Mr. Crane with the Securities and Exchange Commission (the "SEC') on January 22, 2007, as amended, Mr. Crane currently has beneficial ownership of 7,189,563 shares of common stock of the Company, constituting approximately 17.63% of all of the outstanding shares of Company common stock. Mr. Crane has committed, pursuant to an equity commitment letter dated as of March 18, 2007, to contribute 7,065,063 shares of Company common stock, constituting all of the Company common stock (other than unvested shares of restricted stock) of which he is the sole record and beneficial owner, to Parent immediately prior to the consummation of the merger in exchange for equity interests in Parent. All Company common stock contributed to Parent will be valued at the $38.00 per share merger consideration. In addition, Mr. Crane has committed, pursuant to the equity commitment letter, to contribute an additional $52,027,606 in cash to Parent immediately prior to the consummation of the merger in exchange for equity interests in Parent. Mr. Crane, pursuant to a letter agreement dated March 27, 2007, syndicated $51,000,000 of such cash investment to Sterling Group Partners II, L.P. and Sterling Group Partners II (Parallel), L.P. (collectively, "Sterling"); such syndication did not relieve Mr. Crane of his obligations under his equity commitment letter. Sterling is a private equity firm of which Company director Frank J. Hevrdejs is co-founder and principal.

Treatment of Options and Restricted Stock.

In connection with his service as the Chairman and Chief Executive Officer of the Company, Mr. Crane has been granted options to purchase 135,000 shares of Company common stock, of which 87,000 are currently exercisable, and has been

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granted 4,500 shares of restricted stock that have yet to vest. In connection with the merger (1) each Company stock option will vest in full and be cancelled and converted into the right to receive a cash payment equal to the number of shares of Company common stock underlying such option multiplied by the amount (if any) by which the $38.00 per share merger consideration exceeds the exercise price, without interest and less any applicable withholding tax and (2) all shares of Company restricted stock will vest in full and be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of restricted stock multiplied by the $38.00 per share merger consideration, without interest and less any applicable withholding tax. Mr. Crane intends to use the after-tax proceeds received in respect of his stock options and restricted stock to fulfill the remaining portion of the cash commitment under his equity commitment letter after the syndication to Sterling described above.

Voting Agreement.

In connection with the merger agreement, Mr. Crane has also entered into a voting agreement with Parent and Acquisition Co. whereby Mr. Crane has agreed to vote his 7,065,063 shares of Company common stock, constituting all of the Company common stock (excluding unvested shares of restricted stock) of which Mr. Crane is the sole record and beneficial owner, in favor of the merger agreement and against any competing transaction. Approximately 17.35% of the outstanding Company common stock is subject to the voting agreement. The voting agreement will terminate if the merger agreement is terminated.

Agreements with Respect to Parent.

Mr. Crane, together with affiliates of Centerbridge Partners, L.P. ("Centerbridge") and The Woodbridge Company Limited ("Woodbridge"), are the current owners of Parent. Following the consummation of the merger, Parent will be the owner of all of the outstanding equity interests of the Company, and Parent will be owned by Mr. Crane, Centerbridge, Woodbridge, Sterling and the other members of management of the Company participating in the transaction. Mr. Crane will own approximately 43% of the equity interests of Parent following the merger. Sterling has agreed to grant Mr. Crane a proxy to vote its equity interests in Parent. These interests, together with the interests owned by Mr. Crane, will give Mr. Crane control over the vote of approximately 51% of the equity interests in Parent following the merger. Following the consummation of the merger, Mr. Crane will initially be entitled to designate two directors of Parent (one of whom will be Mr. Crane), who will collectively be entitled to 5 of the 9 total votes of the board of directors of Parent. Upon the failure to meet predetermined performance targets for the Company and its subsidiaries or Mr. Crane ceasing to be a full-time employee of the Company, the votes of Mr. Crane's designees to the board will be reduced to 3 of the 9 total votes and the designees of each of Centerbridge and Woodbridge will then collectively be entitled to one additional vote, for a total of three votes for the Centerbridge designees and two votes for the Woodbridge designee.


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
At the closing, it is expected that Parent will establish a stock option plan comprising 17% of the outstanding fully-diluted equity of Parent, a portion of which will be granted at closing and the rest of which will be granted on the first through fifth anniversaries of the closing. One half of the options granted pursuant to the plan will be subject to time-based vesting, and the other half will be subject to performance-based vesting. Mr. Crane will be entitled to receive options comprising up to 5% of the outstanding fully-diluted equity of Parent pursuant to such plan.

As a result of his ownership of Parent, upon the occurrence of the circumstances specified in the merger agreement requiring the Company to reimburse the expenses of Parent up to $15,000,000 or to pay a termination fee of $30,000,000 to Parent, Mr. Crane is entitled to the reimbursement of his expenses incurred in connection with the merger and to 51% of any termination fee received by Parent. Mr. Crane has delivered letters to certain members of management of the Company, each dated April 5, 2007, providing that, in exchange for the agreement of such individuals to invest 50% of their merger proceeds in Parent and their agreement to remain employed with the Company through the date of payment of any termination fee, Mr. Crane will form a partnership or limited liability company with such individuals, whereby they will be collectively entitled to receive substantially all of any termination fee that Mr. Crane would otherwise be entitled to receive. The rights of such individuals to such payments apply regardless of whether such individuals have the opportunity to (and regardless of whether they elect to) continue employment with any successful bidder for the Company. Additionally, in the event that Parent is required to pay a reverse termination fee of $30,000,000 to the Company pursuant to the terms of the merger agreement, Mr. Crane is required to pay 51% of any such fee. Mr. Crane has executed a limited guarantee, dated March 18, 2007, in favor of the Company in respect of his obligation to make such payment.

Employment Agreement and Management Retention Agreement.

Mr. Crane is currently a party to an employment agreement and a management retention agreement with the Company. Mr. Crane's employment agreement does not provide for any payments or for the accrual of any other rights or benefits in connection with the merger.

Mr. Crane's management retention agreement provides that, upon a change of control of the Company, the Company will continue Mr. Crane's employment for a period of two years following the consummation of the change of control and that Mr. Crane will be entitled to receive a severance package from the Company in the event that the Company terminates Mr. Crane's employment without "cause" (as defined in the management retention agreement) or Mr. Crane terminates his employment for "good reason" (as defined in the management retention agreement and including, but not limited to, a reduction in Mr. Crane's salary and benefits) within two years following such change of control. Such severance package would consist of (1) Mr. Crane's accrued salary, pro-rata bonus and unpaid vacation under the Company's vacation policy through the date of termination, (2) a lump sum payment equal to two times the highest annual salary


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
of Mr. Crane in effect during the twelve-month period prior to the date of termination and two times the average annual bonus payable to Mr. Crane calculated with reference to the two fiscal years prior to the date of termination, (3) welfare benefits for a period of 36 months following the date of termination and (4) executive outplacement assistance for twelve months following the date of termination.

Indemnification and Insurance.

In connection with the merger, Parent and the Company, as the surviving corporation in the merger, have agreed to indemnify the Company's present and former officers and directors, including Mr. Crane, to the fullest extent permitted by applicable law with respect to any act or omission of such person alleged to have occurred either before or after the effective time of the merger; to continue in effect for six years the existing indemnification, exculpation, advancement of expenses and self-insurance arrangements for the Company's directors and executive officers, including Mr. Crane, provided for in the organizational documents of the Company and its subsidiaries and in other contracts; and to either maintain in effect each current director's and officer's liability insurance and fiduciary liability insurance policy maintained by the Company or its subsidiaries or to purchase a "tail policy" in respect of such insurance, in either case of at least the same coverage and amounts, containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the effective time of the merger. However, if the annual premiums of such insurance coverage exceed 200% of the Company's current annual premium, Parent and the Company, as the surviving corporation in the merger, must purchase as much coverage as is reasonably practicable for such amount, or must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by the Company.






Additional Information About the Merger and Where to Find It

In connection with the proposed merger, the company will file a proxy statement with the Securities and Exchange Commission (SEC). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The definitive proxy statement will be mailed to the company's shareholders. In addition, shareholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC's Web site www.sec.gov or from EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

Participants in the Solicitation

James R. Crane may be deemed to be a participant in the solicitation of proxies from the shareholders of the company in favor of the proposed merger. Information about James R. Crane is set forth above and in the proxy statement for the 2006 Annual Meeting of Shareholders of the company, which was filed with the SEC on April 14, 2006. Additional information regarding the interests of Mr. Crane in the merger are contained herein and may be obtained by reading the proxy statement related to the merger when it becomes available.


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